Exhibit 10.3

TARGET COMPANY ACQUISITION AND REORGANIZATION AGREEMENT

This agreement (the "Agreement") is executed and effective as of June 24, 2009 (the "Effective Date") by and among the following parties:

Covenant Group Holdings Inc., a United States ("U.S.") corporation incorporated in the state of Delaware ("Covenant"). Covenant's legal representatives are Frederic W. Rittereiser, Chairman, and Kenneth Wong, President, both of whom are U.S. citizens; and

ChongQing HongSheng Information Sysway Industry Co, Ltd ( changed the name to ChongQing Sysway Information Technology Co., Ltd in year 2007) a company incorporated, in good standing and doing business in the Peoples Republic of China ("China") ("Target Company" or "Chongqing"). The address of the Target Company is 4F, H Building, 67th, No.3 Keyuan Road, Hi-tech Industrial Development Zone, ChongQing, postcode 400041, and its legal representative is Song Xiaozhong, Chairman, who is a Chinese citizen; and

each equity owner of the Target Company ("Target Company Shareholder[s]") as identified hereunder.

The identity and percentage of equity holdings held by each Target Company Shareholder is as follows:

Shareholder	Amount of investment (registered capital)	Percentage
Song Xiaozhong	RMB 4,329,700	43.297%
Shi Quansheng	RMB 3,194,500	31.945%
Song Guangwei	RMB 2,391,800	23.918%
Yuan Rui	RMB 84,000	0.840%
Total	RMB 10,000,000	100.00%

The parties hereby agree as follows:

Section 1. Strategic Company Structure. Covenant is a corporation formed to acquire and hold a majority equity ownership stake in Target Company and other target companies that are Chinese operating companies. To effectuate this arrangement, the parties hereto agree to organize pursuant to a strategic company structure which may entail, among other things, having Covenant, a public shell company ("Public Shell"), a subsidiary of the Public Shell ("Public Shell Subsidiary") and/or the Target Company enter into a share exchange, merger, reverse merger, recapitalization or some other similar transaction whereby Public Shell and/or Public Shell Subsidiary shall acquire all of Covenant’s rights and obligations under this Agreement (including the Target Company’s common stock as provided hereunder). Thereafter, the Public Shell may engage in a private placement of its common stock, which private placement would also grant registration rights to the investors (the "Private Placement"). The above structure is hereinafter referred to as the "Strategic Structure."

Section 2. Public Shell Private Placement (Strategic Structure). The Strategic Structure shall be pursued, and the Public Shell shall engage in a capital raise targeted for the fourth quarter of 2009, but no later than the first quarter of 2010, for purposes of raising funds to inject into Target Company a minimum of $2.5 Million ($2,500,000) for operational and strategic growth purposes as its operating subsidiary.

Section 3. Covenant Acquisition of Majority Interest in Target Company. When the Strategic Structure is pursued, the consideration for Covenant's acquisition of one-hundred percent (100%) of Target Company's common stock is the promise of Covenant, on behalf of the Public Shell, to provide a cash injection and common stock of Public Shell (the "Public Shell Stock Consideration") as detailed in Section 4 below. As described above, under the Strategic Structure, Public Shell or Public Shell Subsidiary shall ultimately own and hold the Target Company's common stock.

Section 4. Details of Consideration to Target Company and Target Company Shareholders. Covenant will assure a cash injection pursuant to Section 2 above. Upon occurrence of the Strategic Structure, Target Company Shareholder[s] shall receive pro-rata portions of Public Shell common stock, which, in the aggregate, shall be one million four hundred thousand (1,400,000) shares of Public Shell common stock.

These common shares will be restricted and locked-up for a period of one (1) year starting from the period when Covenant enters and qualifies for a NASDAQ Capital Market Listing. These shares will also be subject to underwriter's discretion upon future capital raises.

Covenant authorizes Target Company to distribute to its shareholders and management its 30% dividend amount for 2008 and to further allow Target Company to distribute a thirty percent (30%) dividend against their 2009 profits at year end.

Section 5. Reliance on Target Company and Target Company's Data. Target Company and Target Company Shareholder[s] shall provide audited financials to Covenant for periods as reasonably requested by Covenant, and Target Company shall assure the accuracy of all financial performance data and material disclosure items of Target Company as reported for the period ended June 30, 2009, which includes accounts payable and liabilities, accounts receivable, assets, operations, associated debts, intangible assets, inventory, and any important contracts.

Section 6. Declarations and Assurances by Covenant.

1.	Covenant is a duly registered Delaware corporation. It has exclusive rights to its assets and is empowered to duly execute and be party to this Agreement.

2.
Except as hereinafter provided, Covenant agrees and acknowledges that the Target Company may continue to independently operate itself and that Covenant will not participate in the day-to-day business operations of the Target Company or interfere with the management of the Target Company. Notwithstanding the foregoing, if Target Company's management acts in any manner that is materially inconsistent with the declarations and assurances as presented in the Chairman's Annual Report to Covenant’s Board as provided in Section 8 below, Covenant has the right to effect changes in Target Company's management.

3.
Covenant, at its expense, shall retain an independent international accountant to conduct a quarterly and annual audit of Target Company in anticipation of the Strategic Structure and eventual listing of Covenant’s common stock on a U.S. national exchange.

4.
Covenant or its shareholders shall appoint the initial Covenant Board of Directors, which is initially anticipated to be a Board of five persons, three of whom will meet qualifications of independence under NASDAQ listing standard rules.

Section 7. Declarations and Assurances of Target Company and Target Company Shareholder[s].

1.
Target Company is established under the legal structure of China and shall remain so following occurrence of the Strategic Structure. Target Company has exclusive rights to its assets and no material liabilities as otherwise disclosed to Covenant and is empowered to duly execute and be a party to this Agreement.

2.	Target Company shall use its best efforts to assist Covenant in performance of quarterly and annual financial reports along with issuance of 10-Q and 10-K SEC reports filed with the SEC.

3.	Target Company must standardize its financial operations, avoid any hidden cash or assets, and not engage in any fraudulent activities.

4.
Target Company shall not issue additional common stock or other securities without the express written consent of Covenant. Target Company agrees and acknowledges that Covenant is required to own at least a majority of Target Company's common stock so that Target Company's financial reports may be consolidated with Covenant.

5.	Any material news relating to the Target Company must be reported to Covenant following the Effective Date.

6.	Target Company shall not provide any loans or any vouchers to third parties.

7.
Target Company should avoid any related transactions with itself, including, but not restricted to, such transactions with: (1) shareholders; (2) management; and/or (3) any enterprises that are owned by a direct relative of the shareholders or management. If related enterprises exist, the Target Company shall assure no liabilities for such enterprise or any other debt or liability related to any of its shareholders, direct relatives, CEOs, or any of its executives in top management.

8.
The board minutes of Target Company shall be accurate and comprehensive. The financial statements of Target Company should be represented in appropriate form, including assets and liabilities of the company and sales and revenues from business operations. Moreover, the financial statements shall be prepared in accordance with U.S. GAAP standards.

9.	Target Company shall not have any undisclosed guarantees to any individual, group or company.

10.	All of the information of Target Company should be provided to Covenant, including bank accounts, company's address, telephone numbers, etc.

11.	Target Company should keep good records of all legal documents for managing the business.

12.	Target Company must avoid any activities that are against the law, statutes, or regulations of the legal systems of the U.S. or China, as applicable.

13.	Target Company may not file a petition for bankruptcy without the express written consent of Covenant.

14.	Any material contract signed by Target Company should be disclosed to Covenant.

15.
The assets and inventory of Target Company shall be kept in good operation and no sales of assets should occur, unless in the ordinary course of business, without the express written consent of Covenant. Additionally, Target Company shall not engage in any exclusivity agreements with third parties without the express written consent of Covenant.

16.
Target Company should only operate under its current lines of business as of the Effective Date, and shall not open new business lines without the written consent of Covenant. Target Company shall protect all patents, trade marks, copyrights, or business secrets of Target Company from infringement by third parties.

17.
Target Company and Target Company Shareholder[s] agree to comply with all reasonable and customary requests by any investment bank that assists Covenant with respect to the Strategic Structure or other fundraising activities, including, but not limited to, lock-ups of the Target Company Shareholder[s]' Covenant common stock shares.

Section 8. Consequence of Covenant Reliance on Information. Target Company and Target Company Shareholder[s] hereby indemnify and hold harmless Covenant for any material misstatements or omissions relating to financial and business reports that Covenant reasonably relies upon that are produced by Target Company and/or Target Company Shareholder[s].

Section 9. Confidentiality. The parties agree to the confidentiality of the matters relating to this Agreement. If the Agreement expires, the parties agree to return the relevant documentation, including the financial, technical and commercial information provided, to the issuing party, and promise to not disclose and utilize such confidential information. Nothing precludes a party from providing information to a government organization upon request of such organization or as otherwise required by law.

Section 10. Material Changes in Target Company's Business. If before the occurrence of the Strategic Structure, the Target Company's business has experienced a material adverse change that cannot be promptly corrected before the filing of the registration statement, Covenant, at its sole discretion, may terminate this Agreement with respect to the Target Company and Target Company's Shareholder[s]. Thereafter, the mutual return of shares will be identical to the procedures set forth in Section 5 above.

Section 11. Documents to be Provided by Target Company and Target Company Shareholder[s] (translated into English).

1.
The original or certified copies of the charter documents of Target Company and all corporate records, minute books, documents and instruments of Target Company, the corporate seal and all books and accounts of Target Company.

2.	All reasonable consents or approvals required to be obtained by Target Company for the purposes of implementing this Agreement.

3.	All other approval documents or evidences of ownership transfer of Target Company's equity ownership to Covenant.

4.	Such other documents as Covenant may reasonably require to give effect to the terms and intention of this Agreement.

Section 12. Documents to be Provided by Covenant.

1.	Share certificates representing the Covenant Share Consideration, duly registered in the names of the Target Company Shareholder[s] and pursuant to the terms of this Agreement.

2.	All reasonable consents or approvals required to be obtained by Covenant for the purposes of implementing this Agreement.

3.	Documents relating to the Strategic Structure and preparation of any registration statement so required.

4.	Such other documents as Target Company may reasonably require to give effect to the terms and intention of this Agreement.

Section 13. Notices. Message delivery method: any request by either party to deliver the message to the designated receiver and location are deemed adequate for the completion of delivery. Also, the delivery mail is deemed to be received within four (4) business days after being sent. Electronic transmissions are deemed received the same day they are sent.

Covenant:

Message Address: Buchanan Ingersoll & Rooney PC  50 S. 16th Street - Suite 3200, Philadelphia, PA 19102 Attn: William Uchimoto c/o Covenant Group Holdings Inc.
Receiver : Fredric Rittereiser, Chairman
Telephone : 732-232-6114

Fax : 732-505-9300

Receiver : Kenneth Wong, President
Telephone : 215-519-4012
Fax : 732-505-9300

CHONGQING :

Message Address : 4F,H Building, 67th, No.3 Keyuan Road, Hi-tech Industrial Development Zone, ChongQing, postcode 400041
Receiver : Song Xiao Zhong
Telephone : 86-23-89080888
Fax: 86-23-68604745

Target Company Shareholder[s] agree to use Target Company's message address as each Shareholder's message addresses.

Alternative address: A party must inform the other parties for changes of address.  E-mail may not be used as the message address.

Section 16. Miscellaneous.

a)
Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and may not be changed or terminated, except in a writing signed by all parties.

b)	Waivers. No waiver by any party of any breach of any term of this Agreement shall be construed as a waiver of any subsequent breach of that term or any other term of the same or of a different nature.

c)
Binding Nature. This Agreement and the rights, powers, and duties set forth herein shall bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto.

d)
Counterparts. This Agreement may be executed in one or more counterparts (facsimile copies are deemed to be originals), each of which shall be an original and all of which taken together shall constitute one and the same instrument.

e)
Governing Law. This Agreement shall be deemed to have been made under, and shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

f)
Arbitration. The parties consent and submit to arbitration before the American Arbitration Association ("AAA") in connection with the adjudication of any controversy arising in connection with this Agreement or the enforcement hereof, which may be asserted. The parties agree that any such action shall be submitted to arbitration in accordance with the rules and procedures of the AAA. The venue for any such arbitration shall be

Philadelphia, Pennsylvania, and the parties further agree to abide by and perform any award(s) rendered pursuant to this and further agree that a judgment and any interest due thereon may be entered upon such award(s) and, for these purposes, the undersigned parties hereby voluntarily consent to submit to the jurisdiction of any court of competent jurisdiction which may properly enter such judgment. The filing of a statement of claim by the party seeking relief hereunder may commence any such action in arbitration.

COVENANT GROUP HOLDINGS INC.

/s/ Fredric W. Rittereiser
Fredric W. Rittereiser, Chairman

/s/ Kenneth Wong
Kenneth Wong, President

CHONGQING SYSWAY INFORMATION TECHNOLOGY CO., LTD

By: _/s/ Song Xiaozhong_____________________
Name: Song Xiaozhong
Title: Chairman

TARGET COMPANY SHAREHOLDERS:

A:	/s/Shi Quansheng	B:	/s/ Song Xiaozhong
	Shi Quansheng		Song Xiaozhong

C:	/s/ Song Guangwei	D:	/s/ Yuan Rui
	Song Guangwei		Yuan Rui